Exhibit 99.1

FOR IMMEDIATE RELEASE

IRONWOOD PHARMACEUTICALS APPOINTS JULIE MCHUGH

TO BOARD OF DIRECTORS

CAMBRIDGE, Mass., February 12, 2014 — Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) announced today the appointment of Julie McHugh to its board of directors. Ms. McHugh has served in leadership positions for both large pharmaceutical and small biotechnology businesses and brings to the Ironwood board significant experience in operations, strategy, product development and marketing.

“Julie has an incredible breadth of healthcare industry experience, having leveraged both internal and external innovation to lead several companies with products that serve a range of patient needs,” said Peter Hecht, chief executive officer of Ironwood. “Ironwood has been able to attract a board filled with directors that have business savvy, a strong interest in our company, absolute integrity, great strategic judgment and an owner-oriented mindset, and Julie is a perfect fit with regard to each of these characteristics.”

“I have tremendous respect for the expertise and knowledge the Ironwood team has built around gastrointestinal disorders – they are in an excellent position to leverage this strength and become the kind of enduring healthcare company that addresses a variety of patient needs,” said Ms. McHugh. “I look forward to advising the company not only on how to achieve this, but how to do it in the most operationally effective manner possible in order to optimize shareholder value.”

Ms. McHugh recently served as chief operating officer for Endo Health Solutions, Inc., where she spent three years leading execution of a patient-focused growth strategy and was responsible for the specialty pharmaceutical and generic drug businesses. Prior to joining Endo, Ms. McHugh was the chief executive officer of Nora Therapeutics, Inc., a venture capital backed biotech start-up company focused on developing novel therapies for the treatment of infertility disorders. Before that she served as company group chairman for Johnson & Johnson’s worldwide virology business unit, and previously she was president of Centocor, Inc., a J&J subsidiary. While at J&J, Ms. McHugh oversaw the development and launches of several products, including Remicade® (infliximab), Prezista® (darunavir) and Intelence® (etravirine). Prior to joining Centocor, Ms. McHugh led the marketing communications for gastrointestinal drug Prilosec® (omeprazole) at Astra-Merck Inc. She currently serves on the board of visitors for the Smeal College of Business of the Pennsylvania State University as well as on the board of directors for The New Xellia Group, a privately held company, and she previously served on the board of directors for ViroPharma Inc., the Biotechnology Industry Organization (BIO), the

Pennsylvania Biotechnology Association and the New England Healthcare Institute (NEHI). Ms. McHugh received her masters of business administration degree from St. Joseph’s University and her Bachelor of Science degree from Pennsylvania State University.

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is focused on creating medicines that make a difference for patients, building value to earn the continued support of our fellow shareholders, and empowering our team to passionately pursue excellence. We discovered, developed and are commercializing linaclotide, which is approved in the United States and Europe. Our pipeline priorities include exploring further opportunities for linaclotide, as well as leveraging our therapeutic expertise in gastrointestinal disorders and our pharmacologic expertise in guanylate cyclases to address patient needs across the upper and lower gastrointestinal tract. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. Connect with us at www.ironwoodpharma.com or on Twitter at www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

SOURCE: Ironwood Pharmaceuticals, Inc.

Media Relations	Investor Relations
Trista Morrison, 617-374-5095	Meredith Kaya, 617-374-5082
Associate Director, Corporate Communications	Director, Investor Relations
tmorrison@ironwoodpharma.com	mkaya@ironwoodpharma.com